Exhibit 10.1

THIRD AMENDMENT

TO CREDIT AGREEMENT AND RELATED LOAN DOCUMENTS

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND RELATED LOAN DOCUMENTS (this “Agreement”), dated as of August 1, 2005, is by and among GREAT LAKES DREDGE & DOCK COMPANY, a New Jersey corporation (the “Borrower”), GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation (the “Guarantor”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Lender”).

W I T N E S S E T H :

WHEREAS, the Borrower and the Lender are parties to that certain Credit Agreement dated as of December 17, 2003 (as amended by that certain First Amendment to Credit Agreement and Guaranty dated as of September 30, 2004, that certain Second Amendment to Credit Agreement dated as of July 6, 2005, and as otherwise amended, restated, supplemented or modified and in effect from time to time, the “Credit Agreement”), pursuant to which the Lender has extended the Loan to the Borrower;

WHEREAS, the Borrower desires to convert to a Delaware limited liability company through the merger of the Borrower with and into Great Lakes Dredge & Dock Company, LLC, a Delaware limited liability company (“Great Lakes LLC”), with Great Lakes LLC as the surviving entity (the “Merger”);

WHEREAS, the Borrower is a wholly-owned subsidiary of Great Lakes LLC; and

WHEREAS, the Borrower has requested that the Lender consent to the Merger and amend the Credit Agreement and the applicable Loan Documents in certain respects as set forth herein, and the Lender is agreeable to the same, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Defined Terms.  Terms capitalized herein and not otherwise defined herein are used with the meanings ascribed to such terms in the Credit Agreement.

2.                                       Amendments to Credit Agreement.  Subject to satisfaction of the conditions set forth in Section 5 of this Agreement, the Credit Agreement is hereby amended as follows:

(a)                                  Each reference in the Credit Agreement to (i) “Great Lakes Dredge & Dock Company, a corporation duly organized and validly existing under the laws of the State of New Jersey,” shall be amended hereby to be a reference to “Great Lakes Dredge & Dock Company, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (as successor by merger to Great Lakes Dredge & Dock Company)” and (ii)  “Great Lakes Dredge & Dock Company” shall be amended hereby to be a reference to “Great

Lakes Dredge & Dock Company, LLC (as successor by merger to Great Lakes Dredge & Dock Company)”.

(b)                                 Section 1.1 of the Credit Agreement is hereby further amended by inserting the following new definition in the appropriate alphabetical order therein:

“Merger” means the merger of Great Lakes Dredge & Dock Company, a New Jersey corporation, with and into Great Lakes Dredge & Dock Company, LLC, a Delaware limited liability company and the survivor of such merger.

(c)                                  Section 5.1(a) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

(a)                                  Organization and Powers.  It is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified and authorized to transact business as a foreign limited liability company and in good standing under the laws of each jurisdiction in which qualification and good standing are necessary in order to carry on its present business and operations (except such jurisdictions where failure to so qualify would not reasonably be expected to have a Material Adverse Effect).  It has all requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party and to own, operate, and mortgage the Vessels, except as would not reasonably be expected to have a Material Adverse Effect.

(d)                                 Section 5.1(b) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

(b)                                 Authorization.  It has duly authorized by all requisite limited liability company action the execution, delivery and performance of each of the Loan Documents to which it is a party, and the execution, delivery and performance by it of such Loan Documents will not violate any provision of law, any order of any court or other agency of government, its certificate of formation or limited liability company agreement, or any material indenture, agreement or other instrument to which it is a party, or by which it or any of its property or assets is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets except as otherwise permitted, required or contemplated by the Loan Documents.  The Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against it, in accordance with the terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(e)                                  Section 5.2(b) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

(b)                                 Existence.  The Borrower shall continue to maintain its existence, good standing and qualifications to do business in all jurisdictions in which such qualification and good standing are necessary in order for it to conduct its business and own its property as presently conducted and owned in such jurisdictions (except in such jurisdictions where the failure to remain so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect).

(f)                                    Section 5.3(b) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

(b)                                 Jurisdiction of Organization; Place of Business.  Change its jurisdiction of organization or the location of its principal place of business from that set forth in Section 7.2 without giving the Lender at least fifteen (15) Business Days prior written notice of such change and setting forth in detail the new jurisdiction of organization and/or complete address of such new place of business, and in furtherance thereof, the Lender is authorized to authenticate and file Uniform Commercial Code financing statements, amendments or continuation statements in such jurisdiction or jurisdiction as the Lender shall deem reasonably necessary or appropriate.

(g)                                 Section 5.3(d) of the Credit Agreement is hereby amended by (i) deleting the period at the end of clause (2) thereof and replacing it with “; or” and (ii) adding a new clause (3) at the end of such section to read as follows:

(3)                                  the Merger.

(h)                                 Section 7.2 of the Credit Agreement is amended hereby by deleting the reference to “Great Lakes Dredge & Dock Company” and inserting in lieu thereof a reference to “Great Lakes Dredge & Dock Company, LLC”.

3.                                       Amendments to Certain Loan Documents.  Subject to satisfaction of the conditions set forth in Section 5 of this Agreement, each of the Assignment of Insurances, the Assignment of Earnings and the Guaranty is hereby amended as follows:

(a)                                  each reference to “Great Lakes Dredge & Dock Company, a corporation duly organized and existing under the laws of the State of New Jersey,” or “Borrower” is amended hereby to be a reference to “Great Lakes Dredge & Dock Company, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (as successor by merger to Great Lakes Dredge & Dock Company)”; and

(b)                                 each reference to “Great Lakes Dredge & Dock Company” or “Borrower” is amended hereby to be a reference to “Great Lakes Dredge & Dock Company, LLC (as successor by merger to Great Lakes Dredge & Dock Company)”.

4.                                       Consent.  Subject to satisfaction of the conditions set forth in Section 5 of this Agreement, the Lender hereby consents to the consummation of the Merger pursuant to the terms and conditions of this Agreement.

5.                                       Conditions Precedent.  The amendments to the Credit Agreement set forth in Section 2 of this Agreement, the amendments to the Loan Documents set forth in Section 3 of this Agreement and the Lender’s consent set forth in Section 4 of this Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)                                  this Agreement shall have been duly executed and delivered by all parties hereto;

(b)                                 an Assumption Agreement in the form of Exhibit A attached hereto shall have been duly executed and delivered by Great Lakes LLC;

(c)                                  an Amended and Restated Secured Promissory Note in the form of Exhibit B attached hereto shall have been duly executed and delivered by Great Lakes LLC;

(d)                                 a Supplement No. One to First Preferred Fleet Mortgage in the form of Exhibit C attached hereto shall have been duly executed, notarized and delivered by Great Lakes LLC;

(e)                                  the Lender shall have received a certificate signed by the secretary or an assistant secretary of Great Lakes LLC as to the incumbency and signature of the officers of Great Lakes LLC executing this Agreement and any Loan Document and any certificate or other document or instrument to be delivered pursuant hereto by or on behalf of Great Lakes LLC, together with evidence of the incumbency of such secretary or assistant secretary, as the case may be and certifying as true and correct and attaching copies of the certificate of formation, limited liability company agreement, the “as filed” copy of the certificate of merger filed with the Secretary of the State of Delaware and resolutions adopted by the Board of Managers of Great Lakes LLC;

(f)                                    the Lender shall have received a good standing certificate for Great Lakes LLC from its jurisdiction of organization;

(g)                                 an appropriate UCC financing statement of Great Lakes LLC with respect to the security interest created pursuant to the Loan Documents shall have been prepared and filed with the Secretary of State of the State of Delaware;

(h)                                 the Vessels shall, contemporaneously with the effectiveness of the Merger, be duly transferred to Great Lakes LLC;

(i)                                     the Borrower shall, contemporaneously with the effectiveness of the Merger, surrender the marine documents of the Vessels to the U.S. Coast Guard, National Vessel Documentation Center, and request that the Vessels be duly and properly redocumented in the name of Great Lakes LLC;

(j)                                     the Lender shall continue to hold a first preferred fleet mortgage over the Vessels, having priority since the date of original recordation of the Fleet Mortgage;

(k)                                  Great Lakes LLC shall be a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended;

(l)                                     Great Lakes LLC shall deliver or cause to be delivered to the Lender a certificate or other evidence satisfactory to the Lender, issued by its marine insurer and/or brokers, confirming that all insurances currently in effect with respect to the Vessels shall continue to remain in full force and effect notwithstanding the change of ownership and shall continue to show the Lender as loss payee and first mortgagee, with all premiums fully paid to date;

(m)                               the Lender shall have received an opinion of counsel to Great Lakes LLC, in form and substance reasonably satisfactory to the Lender; and

(n)                                 the Borrower or Great Lakes LLC shall have paid to the Lender and its counsel all fees and expenses due pursuant to Section 8(a) hereof.

6.                                       Actions to be Taken Following the Consummation of the Merger.  Each of the parties hereto hereby further agree to take the following actions promptly after consummation of the Merger:

(a)                                  promptly following the Merger and the satisfaction of the conditions precedent set forth above, the Lender shall return to a representative of the Borrower marked as cancelled the Secured Promissory Note dated December 17, 2003 executed by the Borrower in the original principal amount of $23,400,000;

(b)                                 promptly following the Merger, Great Lakes LLC shall deliver to the Lender updated Certificates of Ownership and Certificates of Documentation for each of the Vessels FLORIDA, KEY WEST and G.L. 184; and

(c)                                  promptly following the Merger, Great Lakes LLC shall prepare, with respect to each Vessel, a new Notice of Mortgage and, with respect to the Vessel FLORIDA, Official Number 506446, a Letter to the Master in form and substance reasonably satisfactory to the Lender, the receipt of which shall be acknowledged by the Master of such vessel.

7.                                       Representations and Warranties.  In order to induce the Lender to enter into this Agreement, the Borrower and the Guarantor hereby represent and warrant to the Lender, in each case after giving effect to this Agreement, as follows:

(a)                                  Each of the Borrower and the Guarantor has the right, power and capacity and has been duly authorized and empowered by all requisite corporate and shareholder action to enter into, execute, deliver and perform this Agreement and all agreements, documents and instruments executed and delivered pursuant to this Agreement.

(b)                                 This Agreement constitutes each of the Borrower’s and the Guarantor’s legal, valid and binding obligation, enforceable against it, except as enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law or otherwise).

(c)                                  The execution, delivery and performance of this Agreement by the Borrower and the Guarantor does not and will not violate such party’s certificate or articles of incorporation (as applicable) or by-laws, any law, rule, regulation, order, writ, judgment, decree or award applicable to the Borrower or the Guarantor or any contractual provision to which the Borrower or the Guarantor is a party or to which the Borrower or the Guarantor or any of their respective properties is subject.

(d)                                 No authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body (other than those which have been obtained and are in force and effect) is required in connection with the execution, delivery and performance by the Borrower or the Guarantor of this Agreement and all agreements, documents and instruments executed and delivered pursuant to this Agreement.

(e)                                  No Event of Default or Default exists under the Credit Agreement or would exist after giving effect to this Agreement.

8.                                       Miscellaneous.  The parties hereto hereby further agree as follows:

(a)                                  Payment of Costs.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses (evidenced by invoices in reasonable detail) incurred by the Lender (including the reasonable fees and expenses of its counsel) in connection with the preparation, execution and delivery of this Agreement.

(b)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Agreement to produce more than one (1) such counterpart.

(c)                                  Headings.  Headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(d)                                 Integration.  This Agreement, the other agreements and documents executed and delivered pursuant to this Agreement, the Credit Agreement and the other Loan

Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

(e)                                  Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

(f)                                    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Borrower, the Guarantor and the Lender and their respective successors and assigns.  Except as expressly set forth to the contrary herein, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Borrower, the Guarantor and the Lender and their respective successors and permitted assigns.

(g)                                 Amendment; Waiver.  The parties hereto agree and acknowledge that nothing contained in this Agreement in any manner or respect limits or terminates any of the provisions of the Credit Agreement or any of the other Loan Documents other than as expressly set forth herein and further agree and acknowledge that the Credit Agreement (as amended hereby) and each of the other Loan Documents remain and continue in full force and effect and are hereby ratified and confirmed.  Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any rights, power or remedy of the Lender under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document.  No delay on the part of the Lender in exercising any of its rights, remedies, powers and privileges under the Credit Agreement or any of the Loan Documents or partial or single exercise thereof, shall constitute an amendment thereof.  On and after the Effective Date each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Credit Agreement in the Loan Documents and all other documents delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.  None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner, whatsoever, except in accordance with Section 7.1 of the Credit Agreement.

(h)                                 Reaffirmation of Guaranty.  The Guarantor acknowledges receipt of a copy of this Agreement, consents to this Agreement and each of the transactions referenced in this Agreement and hereby reaffirms its obligations under the Guaranty.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

GREAT LAKES DREDGE & DOCK COMPANY

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Senior Vice President and CFO

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Senior Vice President and CFO

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Frederik W. Aase
Name:	Frederik W. Aase
Title:	Duly Authorized Signatory